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EXECUTION VERSION                                                EXHIBIT 10.8



                     INTERNATIONAL DISTRIBUTION AGREEMENT

     This Agreement (hereinafter, "Agreement") is made and effective as of the 30th day of November 1995 by and between NITINOL MEDICAL TECHNOLOGIES, INC., a Delaware corporation, having its principal place of business at 263 Summer Street, Boston, MA 02210, U.S.A., (hereinafter, "NMT"), and BARD INTERNATIONAL, INC., a Delaware corporation which has its principal office at 111 Spring Street, Murray Hill, N.J. 07974 (hereinafter, "Distributor").

     WHEREAS, NMT is a party to an Agreement with the Bard Radiology Division (hereinafter "Bard") of C.R. Bard Inc. dated May 19, 1992 and Amendment thereto made February 1, 1993 (hereinafter, collectively, the '92 Agreement"), pursuant to which Bard distributes in a defined territory vena cava filters sold to it by NMT.

     WHEREAS, Distributor is a subsidiary of the C.R. Bard Inc. and desires to distribute Product in territories other than those in which Bard distributes Product pursuant to the 92 Agreement, and NMT is willing to have Distributor so distribute Product.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived hereunder and the mutal agreements hereinafter set forth, the parties hereto hereby agree as follows:

                            ARTICLE I - DEFINITIONS

     1.01 "Product" - shall mean the vena cava filter made of nitinoi and a delivery system, collectively called the Simon Nitinol Filter, described more fully in Annex A and any changes, improvements or modifications thereto; and any
         -------
other vena cava filter and delivery system for vena cava filters which NMT may develop or acquire.

     1.02 "Specifications" - shall mean the written specifications for the Product set forth in Annex A and labeled "Specifications".
                     -------

     1.03 "Territory" - shall mean the entire world excluding the U.S.A., Argentina, Brazil, Finland and Greece; provided, however, that NMT may on three
(3) months notice exclude from the Territory and countries in which Distributor or its affiliates are not actively engaged in, or actively taking steps to engage in , significant commercial distribution of the Product unless Distributor shall cure such inactivity during said three-month period.

     1.04 "Regulatory Approval" - shall mean "regulatory approval" shall be deemed to include without limitation the notification to or concurrence, acknowledgment or approval of any governmental or quasi-governmental agency or regulatory body, domestic or foreign, which notification, concurrence, acknowledgement or approval is necessary for or useful to the manufacturing, processing, testing, marketing or sale of the Products anywhere in the world.

     1.05 "SLP" - shall mean the suggested list price of the Product in effect in the United States on any date of sale.
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     1.06  Proprietary Rights - shall mean and include:  United States applications for letters patent covering the Product, any continuation, continuation-in-part or divisional application thereof, all know-how contained therein and all patents issuing thereon; and all foreign counterparts of the foregoing and a royalty free license to use the trademark, Simon Nitinol Filter in the Territory.

                          ARTICLE II - DISTRIBUTORSHIP

     2.01 NMT hereby appoints Distributor, subject to the terms and conditions of this Agreement as exclusive distributor for the sale of Product in the Territory. Supplier shall not appoint any other person or entity as a distributor, agent or sales representative for the marketing or sale of the Products in the Territory. Supplier shall not itself directly market or sell nor supply the Products for use or resale or to any other person or entity located in the Territory. Supplier and Distributor hereby expressly agree that the grant set forth in Section 2.01 shall be deemed to include a grant to
                       ------------
Distributor of the right to sell directly or through any affiliate of Distributor and a grant to Distributor to appoint subdistributors or sales representatives in the Territory on terms and conditions consistent with those contained in this Agreement.

                 ARTICLE III - REPRESENTATIONS AND WARRANTIES

Except for the second sentence (MDRs) and the third sentence (510K) of Section
                                                                       -------
4(a)(iii) of the '92 Agreement, the respective representations and warranties of
- ---------
NMT and Bard set forth in Article IV of the '92 Agreement are incorporated
                          ----------
herein by reference and shall be binding upon the parties as if set forth herein in full.

                               ARTICLE IV - TERM

     4.01 - This Agreement shall commence on the date hereof and shall continue for a period of five years thereafter, subject however, to termination as provided in Article VI, Minimum Payments and Article XIX, Default and Terminations hereof.

     4.02 - This Agreement shall be automatically renewed for successive period of one (1) year each unless terminated sooner in accordance with Article VI, Minimum Payments, or Article XIX, Default and Termination, hereof or unless either party shall give a termination notice to the other in the manner set forth in Article XX, Notices, not less than six (6) months prior to the end of the term of this Agreement or any renewal thereof.

     4.03 - Upon termination of this Agreement, NMT will accept returns from Distributor of Product with a minimum shelf life of eighteen (18) months XXXXXXXX an XXXXXXXX, but the returns may not exceed the quantity purchased by Distributor during the six (6) months prior to the date of termination; and Distributor will agree to furnish NMT with customers list, list of sales to each customer, copies of documentation relevant to approvals by regulatory agencies of the sale of Product in each country within the Territory, and non-confidential sales materials and marketing information.

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                         ARTICLE V - PRICE AND PAYMENT

          5.01 - NMT will sell Product to Distributor at the XXXXXXXX. As of the date of this Agreement, the unit SLP for a Product is XXXXXXXX Dollars.

          5.02 - Payment will be net 30 days from date of shipment, with interest at XXXXXXXX per month for late payments.

          5.03 - Distributor will make a first payment of XXXXXXXX upon the signing of this Agreement to be applied against initial stocking inventory and to be refunded to the extent that Product is not delivered in accordance with the initial purchase order.

                         ARTICLE VI - MINIMUM PAYMENTS

          6.01 - If Distributor's purchases of Product from NMT fall below the following specified minimum purchases of Product in any year, NMT as its sole and exclusive remedy shall be entitled to terminate this Agreement upon ninety
(90) days written notice of termination to Distributor. During said ninety (90) day period, Distributor may purchase Products to satisfy the minimum purchase of Products for such prior year, (which purchases shall not count towards a minimum in the subsequent year) whereupon the termination notice shall be void.

          6.02 - Specified Minimum units of Product shall be as follows: (i) XXXXXXXX during the first year of this Agreement; (ii) XXXXXXXX during the second year of this Agreement; (iii) XXXXXXXX during the third year of this Agreement; (iv) XXXXXXXX during the fourth year of this Agreement; (v) XXXXXXXX during the fifth year of this Agreement;

          6.03 - (a) Specified minimums for any year may be reduced as follows:
If sales by Distributor are adversely affected by (A) failure of NMT to deliver Product as required by this Agreement; (B) action of any governmental agency against NMT; (C) a competitive nitinol vena cava filter substantially similar to the Product being successfully marketed in the Territory; (D) any action by a third party infringing the Proprietary Rights anywhere in the Territory or any action brought against Bard alleging infringement of a third party's proprietary or intellectual property rights by the Proprietary Rights or; (E) any unusual and dramatic adverse incident involving SNF, then the specified minimum for the relevant year shall be reduced to the extent that such adverse events have affected sales. Distributor shall, on or before the end of each year, advise NMT in writing stating its intention to reduce the specified minimum of such year and specifying the cause of such reduction, the amount of such reduction and any other relevant facts with respect thereto. If NMT disagrees with the facts or the amount of such reduction, the parties shall negotiate with respect thereto, and if they are unable to resolve said dispute within thirty days, they shall submit the disagreement to arbitration in New York in accordance with Article XXXI hereof, with the added requirements that the arbitration shall take place within 60 days after the end of the relevant year; that a single arbitrator shall be selected; that each party shall be limited to a single spaced six-page affidavit; a double six-page written argument and a half-hour oral argument;

          (b) During the term of this Agreement, Distribution shall at its sole cost and expense, use its reasonable efforts to file for and obtain any and all regulatory approvals in the Territory of any Product, and Supplier shall cooperate with Distributor at Supplier's own expense as may be reasonably requested by Distributor (including but not limited to promptly supplying all regulatory dossiers) to effect the regulatory approvals and to make and document such changes to any such Products and the Specifications as are necessary or useful to obtain the regulatory approvals and otherwise to make any Product commercially viable in Distributor's opinion. Any regularly approvals shall be in the name of Distributor or its designee.

          (c) In the event that the regulatory approval of any Product shall not be obtained within six (6) months after the Date of this Agreement in any part of the Territory, such Product in such part of the Territory may, in Distributor's sole discretion, be deleted from this Agreement, and Distributor shall have no further obligations, including any minimum purchase obligations (determined and pro-rated in accordance with the Percentage Allocation set forth in Annex A), or other liability whatsoever to Supplier with respect to such
   -------
Product in such part of the Territory.

          (d) Supplier shall, at its sole cost and expense, comply with, and meet all obligations under, the requirements for a manufacturer as set out in the European Medical Devises Directive 93/42/EEC) on or before 14 June 1998 (the "Directive") and any legislation of a member state of the European Union intended to implement the Directive (the "Implementing Legislation"). Distributor shall use its reasonable efforts to fully comply with, and fulfill all obligations under the requirements for an authorized representative as set out in the Directive and Implementing Legislation and any other regulatory laws in force in any part or all of the Territory. Supplier and Distributor shall cooperate and assist one another in complying with the Directive and Implementing Legislation and any other regulatory laws in force in any part or all of the Territory.

                      ARTICLE VII - SHIPPING, PACKAGING,
                         SPECIFICATIONS, AND LABELING

          7.01 - The Product shall be air shipped FOB point of manufacture.

          7.02 - Package will be not less than the quality currently employed by NMT. Packaging shall at all times be able to pass the NSTA standard shipping test, each shipment shall be accompanied by a certificate of sterilization and certificate of compliance stating that appropriate inspection and testing has confirmed compliance to all specifications required for the Products by any applicable regulatory authority for the Products in the shipment.

          7.03 - Each Product package shall be marked with the name "Simon Nitinol Filter, a registered trademark of Nitinol Medical Technologies, Inc." and shall be further marked with appropriate patent and trademark notices as reasonably required by the other party and pursuant to the laws of the country in which the Products are sold.

                 ARTICLE VIII - PURCHASE ORDERS AND FORECASTS

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          8.01 - Not less than forty-five days prior to the last day of each calendar quarter during the Term, Distributor shall provide to NMT a Purchase Order in the form described in the next paragraph with respect to the purchase of all the Products to be delivered hereunder to Distributor during the following quarter and a nonbinding rolling forecast of the number and kind of Products to be delivered by NMT pursuant hereto during the four immediately following quarters.

          8.02 - Distributors Purchase Orders shall be in the form attached hereto as Annex B, provided, however, that this Agreement shall prevail if there
          -------  --------  -------
is a conflict between it and such purchase order, it not being the intent of the parties hereto to enlarge, reduce or change any representation, warranty or covenant set forth in this Agreement, and shall contain the following information:

          (a)  model number and description of each Product ordered;
          (b)  quantity of each Product ordered
          (c)  requested delivery dates or each product;
          (d) per unit purchase price as determined in accordance with this Agreement; and
          (e)  shipping instructions.

NMT shall be obligated to accept any Purchase Order for the Products submitted by Distributor hereunder which conforms to the terms hereof, except that NMT may not be required to deliver in any quarter a number of any Product which exceeds 125% of the number of such Product which Distributor forecast it would require in such quarter in the most recent previous forecast submitted by Distributor pursuant hereto.

                             ARTICLE IX - INSURANCE

          9.01 - At all times during the Term, NMT shall maintain product liability insurance with a carrier reasonably approved of by Distributor in the amount of not less than $2,000,000 per occurrence and $2,000,000 in the aggregate. Distributor shall be a named insured on such policy which policy shall provide that Distributor shall receive thirty days' prior written notice from the carrier of any material change therein or cancellation, and shall receive a certificate of such insurance within (90) days of the date of this Agreement. At the present time the carrier for NMT'S product liability insurance is National Union Fire Insurance Company of Pittsburgh, Policy No. GLA 121 0482 RMA.

                             ARTICLE X - WARRANTY

     10.01 - NMT assumes liability for any Product not meeting the Specifications, as follows. If any Product does not meet the Specifications or has been otherwise rendered worthless or useless of its value (a) through no fault or neglect of Distributor or (b) through no cause which could be insured against or (c) not be reason of expiration of shelf life, then NMT shall at its cost furnish Distributor with new Product as replacement within sixty days. All other warranties are hereby expressly disclaimed including, but not limited to, any implied warranties of merchantability, or fitness of a particular purpose. NMT shall not be liable for any incidental or consequential loss, damage or expense including loss or profit directly or indirectly arising from the sale or use of Product other than replacement of it. NMT neither assumes nor authorizes any other person to assume for it any other or additional liability or responsibility in connection with the Product.

                             ARTICLE XI - CHANGES

     11.01 - NMT reserves the right, from time to time, to make such changes in the type, model or design Product as may be deemed necessary or desirable, provided, however, that any changes in Specifications of Product shall be made
- --------  -------
only upon consultation between and approval of the parties which may not be unreasonably withheld.

                         ARTICLE XII - COVENANTS OF NMT

     12.01 In addition to the other duties, obligations and agreements provided for in this Agreement, NMT agrees that:

          (a) The Product shall be manufactured in conformity with the engineering plans and specifications currently in effect as such plans and specifications may be amended from time to time in accordance with Section XI,
                                                                   ----------
Changes.

          (b) NMT shall be responsible to ensure that all Products shipped to Distributor shall be free from defects in material, workmanship and packaging, meet the Specifications and will be in accordance with good manufacturing practices as required by the applicable regulatory authorities and other applicable rules and regulations.

          (c) NMT shall, at its sole cost and expense, replace any Products that are not in conformity with the plans and Specifications provided by NMT.

          (d) NMT at its own expense will provide Distributor with such technical information, test data and other information and assistance which it has and sign all documents and otherwise cooperate with Distributor as may be reasonably requested by Distributor or otherwise required to obtain regulatory approvals. NMT will make all filings with the relevant governmental authority required by the Act by reason of any changes, improvements or modifications of Product which could affect the safety or efficiency of any Product.

                    ARTICLE XIII - COVENANTS OF DISTRIBUTOR

     13.01 (a) Distributor will provide support necessary to obtain sales of and service for Product throughout the Territory; provided, however, that Distributor shall reimburse reasonable expenses of travel and lodging, approved in advance, or any representatives of NMT whose services in product demonstration and training are requested by Distributor;

          (b) Distributor will maintain a three-month inventory of Product in the Territory.

          (c) Distributor will exert reasonable efforts to promote sales of Product to interventional radiologists, surgeons, and other potential users in a professional manner in compliance with all laws in the Territory, including, at its own expense, such advertising and promotional efforts as are necessary or appropriate to so promote such sales.

          (d) Distributor will use reasonable efforts to obtain approvals by any regulatory agencies that may be required to sell Product in each foreign country within the Territory. NMT at its own expense will provide Distributor which such technical information, test data and other information and assistance which it has and sign all documents and otherwise cooperate with Distributor as may be reasonably requested by Distributor or otherwise required to obtain such approval; and

          (e) Distributor will regularly inform NMT about its sales plans, sales results, market developments, user requirements, activities and prices of competitors, prices charged by it for Product as NMT may reasonably require but only to the extent that it is not prevented from doing so because such information is confidential or proprietary to any unaffiliated third party.

                           ARTICLE XIV - COMPETITION

     14.01 During the Term of this Agreement, Distribution shall not in the Territory make or sell nor assist in making or selling vena cava filters which are or may be competitive with the Product other than those filters which are marketed by Distributor or its affiliates on the date of this Agreement.

     14.02 During the Term of this Agreement, NMT shall not in the Territory make or sell nor assist in making or selling devices which are or may be competitive with the Products.

                         ARTICLE XV - INDEMNIFICATION

     15.01 - NMT will protect, indemnify and hold Distributor harmless against any and all claims, actions, disputes or threatened actions (including court costs and reasonable attorneys' fees) asserted by third parties because of any alleged patent infringement. In the event of any such claim or action, the parties shall promptly notify each other and NMT may control the defense of any such litigation, and NMT will promptly pay Distributor's cost of defense, including reasonable attorneys' fees. In the event NMT fails to assume the control of the defense of such litigation, Distributor may assume the control of the defense of such litigation, and NMT shall abide by the undertaking of indemnification set forth in this Section 15.01.

     15.02 - Subject to the provisions of Section X hereof, each of the parties hereto shall indemnify and hold the other harmless from and against any and all claims, actions, disputes or threatened actions (including court costs and reasonable attorneys' fees) which arise or result from their breach of any representation, warranty or covenant contained in this Agreement.

     15.03 - NMT shall indemnify and hold Distributor harmless from and against any and all claims, actions, disputes and threatened actions (including court costs and reasonable attorneys' fees) which arise under or relate to that certain Manufacturing Agreement dated June 30, 1988 by and between NMT and Lake Region Manufacturing Company, Inc., as amended; that certain Technology Purchase Agreement dated April 14, 1987 by and between NMT and Morris Simon, M.D. and/or that certain Assignment dated April 14, 1987 by and between The Beth Israel Hospital Association as assignor and Morris Simon, M.D. as assignee.

                       ARTICLE XVI - PATENT ENFORCEMENT

     16.01 - NMT may take legal action and recover against any and all infringers of patents, if any, owned by NMT for the Product in the Territory. Distributor shall not be entitled to any damages, recovery or royalties resulting from any such legal action conducted solely by NMT. However, Distributor shall have the right to take legal action at its own expense regarding infringements of such patents if NMT takes no action to terminate such infringement within sixty days after notice thereof is given to NMT by Distributor. NMT shall cooperate with Distributor in such action, at no expense to NMT, from any such legal action conducted solely by Distributor. Alternatively, the parties may agree to share the expenses of any recovery from any such legal action.

         ARTICLE XVII - INVENTIONS, TECHNICAL INFORMATION AND SECRECY

     17.01 - NMT shall advise Distributor to the extent NMT has the right to do so of technical information, inventions and improvements of NMT relating to Product and shall incorporate any inventions and/or improvement into the Product with the advice and consent of Distributor.

     17.02 - Distributor shall advise NMT to the extent Distributor has the right to do so of technical information, inventions and/or suggested improvements of Distributor relating to Product.

     17.03 - Any information furnished or disclosed by either party hereunder is for the sole use of the party receiving such disclosure. Any party receiving confidential information ("Confidential Information") will take such reasonable action to the end that it shall not be disclosed to third parties except insofar as such information: (i) was known to the receiving party prior to receipt from the disclosing party; (ii) is made public by the party providing the Confidential Information; (iii) is lawfully received in good faith by the receiving party from any third party; (iv) was or is or becomes part of the public domain or known to the trade otherwise than as a consequence of a breach of the obligation here undertaken not to disclose Confidential Information; (v) is disclosed as a matter of necessity by the sale of the Products.

     17.04 - The obligation of confidentiality in this Article XVII shall continue after the termination of this Agreement for a period of three years.

                         ARTICLE XVIII - FORCE MAJEURE

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     18.01 - In the event that the delay or failure of a party to comply with any obligation created by this Agreement is caused by Force Majeure, that obligation shall be suspended during the continuance of the Force Majeure conditions. The term "Force Majeure" shall mean any event beyond the reasonable control of the parties, including, without limitation, fire, flood, riots, strikes, epidemics, war (declared or undeclared) and embargoes.

                     ARTICLE XIX - DEFAULT AND TERMINATION

     19.01 - If either party (the "defaulting party") shall refuse to comply with any material provisions hereof, and if such default shall continue unremedied for sixty days after written notice is given to the defaulting party by the other party (the "other party") of such default, then the other party, after the expiration of said sixty days and for so long as such default shall continue unremedied, may elect at its option to terminate this Agreement by providing a written termination notice to the defaulting party.

     19.02 - Voluntary or involuntary bankruptcy, receivership or insolvency proceedings filed against either party (the "insolvent party") which are not lifted within sixty days after filing will be valid grounds for cancellation of
this Agreement by the other party.   Such election may be made by notice in
writing to the insolvent party or its legal representatives.

     19.03 - Termination of this Agreement, however effected, shall not affect any rights or obligations of the parties accrued prior to the effective date of such termination, provided, however, that after such expiration, termination or surrender, NMT shall have the right to purchase at cost all Products owned by Distributor and, If NMT fails to do so, Distributor and its affiliates shall be entitled to sell such Products anywhere in the Territory.

                             ARTICLE XX - NOTICES

     20.01 - All required or permitted notices shall be in writing and may personally served upon an officer of the served party or may be deposited in the United States mail, postage prepaid, registered or certified, and sent by facsimile (fax) to the other party at the address set forth above or at such other and additional address as may be given by notice. Any notice personally served or mailed as set forth above shall be deemed to have been given on the date of personal delivery or the date such notice was deposited in the United States mail as set forth above.

     21.01 This Agreement shall be governed by construed and interpreted in accordance with the laws of the State of Delaware.

                           ARTICLE XXII - ASSIGNMENT


     22.01 - Neither party shall assign this Agreement or any of its respective duties and obligations hereunder without the prior express written consent of the other party, provided, however, that this Agreement may be assigned by
                 --------  -------
either party to any of its affiliates or to any company that is the successor to all or substantially all of the business and property of such party relating to the Product.

                             ARTICLE XXII - MERGER

     23.01 - This Agreement contains the entire understanding between the parties hereto relating to the Product, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged in this Agreement and shall be of no further force and effect.

                     ARTICLE XXIV - AMENDMENTS AND WAIVERS

     24.01 - Waiver at any time and by any party of strict performance of any provision of this Agreement shall not constitute, shall not be deemed to be a waiver of and shall not prejudice such party's right to require strict performance of the same provision or of any other provision of this Agreement and the terms of this Agreement may only be supplemented or modified by written amendment executed. by all parties hereto.

                         ARTICLE XXV - BINDING EFFECT

     25.01 - This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                          ARTICLE XXVI - SEVERABILITY

     26.01 - In the event any provision of this Agreement shall be determined by a court of competent jurisdiction as unenforceable under applicable law, that provision shall, at the election of the party for whom the benefit of the provision is intended, be deleted, but the remaining provisions of this Agreement shall remain in full force and effect.

                    ARTICLE XXVII - INDEPENDENT CONTRACTORS

     27.01 - The parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create the relationship or partnership or joint venture or any association or relationship between the parties other than that of buyer and seller. Neither party is authorized to enter into any commitment on behalf of the other.

                     ARTICLE XXVIII - TITLES AND SUBTITLES

     28.01 - All titles and subtitles used in this agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                          ARTICLE XXIX - COUNTERPARTS

     29.01 - This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     ARTICLE XXX - SURVIVAL OF WARRANTIES

     30.01 - The warranties, representations and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

                          ARTICLE XXXI - ARBITRATION

     31.01 - Any controversy or claim arising out of or relating to this contract or the breach thereof, shall be settled by arbitration in The City New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hand and seal as of the date first above mentioned.

BARD INTERNATIONAL, INC.            NITINOL MEDICAL
                                    TECHNICOLOGIES, INC.


By: \s\ Timothy M. Ring             By: \s\ C. Leonard Gordon
    ---------------------------         ---------------------
Name:  Timothy M. Ring              Name: C. Leonard Gordon
Title:   Vice President             Title:  Chief Executive Officer

Annex A Product
- --------
Annex B Distributor Purchase Order Form
- -------